Exhibit 99.1

TO BUSINESS EDITOR:

      Albany International Reports Third-Quarter 2003 Earnings of 20 Cents
          Per Share After Restructuring Charges of 30 Cents Per Share


     Third-Quarter Highlights

      -- Net income was $0.20 per share, after restructuring charges of $0.30 per share, compared to $0.44 per share, for the same period last year.

      -- Net sales were $208.7 million, an increase of 1.7 percent compared to the same period last year.

      -- Operating income, after restructuring charges of $14.3 million, was $11.3 million, compared to $26.9 million in the third quarter of 2002.

      -- Net cash provided by operations was $27.8 million during the quarter and was $92.1 million through nine months.

      ALBANY, N.Y., Oct. 27 /PRNewswire-FirstCall/ -- Albany International Corp. (NYSE/PCX/FWB: AIN) reported third-quarter net income per share of $0.20, compared to $0.44 for the same period last year. Net income for the third quarter of 2003 was reduced by restructuring charges of $0.30 per share and reflects the first major steps of the $30 million cost reduction initiative announced in January of 2003.

      Net sales increased $3.6 million, or 1.7 percent compared to the same period last year. Excluding the effect of changes in currency translation rates, net sales were down 5.2 percent.

      Following is a table of third-quarter net sales by segment and the effect of changes in currency translation rates.


    (in thousands)         Net sales as reported     Increase in third quarter
                             three months ended        2003 net sales due to
                                September 30,           changes in currency
                              2003         2002          translation rates

    Engineered Fabrics      $172,925     $172,218            $10,924
    Albany Door Systems       23,109       22,360              2,372
    Applied Technologies      12,709       10,575                879
    Total                   $208,743     $205,153            $14,175


      Gross profit was 41.3 percent of net sales in the third quarter of both 2003 and 2002.

      Selling, technical, general, and research expenses increased 5.1 percent compared to the same period last year, but decreased 1.0 percent excluding the effect of changes in currency translation rates.

      Operating income was $11.3 million, compared to $26.9 million in the third quarter of 2002. Operating income for the third quarter of 2003 was reduced by restructuring charges of $14.3 million, which include a $12.1 million non-cash charge for plant and equipment write-downs and $2.2 million for severance and other restructuring costs. Changes in currency translation rates had the effect of increasing third-quarter operating income by $2.2 million.

      Other income/expense, net, was $2.1 million of income for the quarter, compared to $0.8 million of expense in the third quarter of 2002. The difference in 2003 is due principally to currency hedging activities.

      Third-quarter income tax expense decreased due to lower income before income taxes and a reduction of the estimated effective income tax rate from 35 percent in the third quarter of last year to 30 percent this year. The Company expects the effective income tax rate to remain at 30 percent for the balance of 2003.

      For the first nine months of 2003, net sales were 7.0 percent higher than the same period last year. Excluding the effect of changes in currency translation rates, 2003 net sales decreased 0.9 percent. Net income per share for the first nine months of 2003 was $1.33, compared to $0.97 for the same period of 2002. Net income for the nine-month period was affected by a favorable income tax adjustment in the first quarter that increased net income by $0.16 per share and by restructuring charges in each of the first three quarters that decreased net income by $0.34 per share. Net income per share for the first quarter of 2002 included a charge of $0.18 related to the adoption of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets."

      During the third quarter, the Company reduced total debt by $12.0 million. In addition, the $200 million currently outstanding under the Company's existing $500 million credit facility was reclassified on the Company's balance sheet during the third quarter from "long-term debt" to "current maturities of long-term debt," reflecting the fact that this facility is scheduled to expire in August 2004. The Company has initiated steps to replace this facility with a slightly smaller facility sometime in early 2004.

      During the third quarter of 2003, the Company decided it would record compensation expense for the fair value of any stock options granted after December 31, 2002. No options were granted during the nine-month period ended September 30, 2003. The expense for any new stock options will be recorded over the vesting period of the options, normally five years. The impact of expensing options cannot currently be determined, since stock options are granted at the discretion of the Board of Directors.


    Comments on Operations

      Chairman and Chief Executive Officer Frank Schmeler commented, "Weakness in global paper and paperboard markets and other industrial markets continued to have a negative impact on demand for our products as our customers reduced capacity and limited production and capital spending. Sales were also adversely affected by our previously disclosed decision to decline certain sales opportunities that do not meet minimum profit objectives. The Company continues to focus on the development of new and improved products that meet our customers' needs and support improved earnings for the Company.

      "Restructuring charges of $0.30 per share in the third quarter were principally due to our announced plans to close a press fabrics plant and a high-performance door plant in North America and the partial closure of an engineered products operation in Europe. These actions are part of our $30 million cost reduction initiative.

      "Net cash provided by operating activities was $27.8 million during the third quarter of 2003, compared to $37.2 million for the same period of 2002. Excluding the effects of changes in currency translation rates, inventories decreased $1.3 million and accounts receivable increased $1.3 million during the third quarter of 2003. For the first nine months of each year, net cash provided by operating activities was $92.1 million in 2003 compared to $69.7 million in 2002.


    Engineered Fabrics

      "Third-quarter 2003 net sales for the Engineered Fabrics segment increased
0.4 percent compared to the same period last year. Excluding the effect of changes in currency translation rates, net sales decreased 5.9 percent compared to the third quarter of 2002.

      "Global paper operating rates remained weak. Although paperboard operating rates improved in the United States and parts of Europe, the improvement resulted from a reduction of capacity that, in turn, slightly reduced the consumption of paper machine clothing and negatively affected our sales. Overall, the paper and paperboard market outlook in response to economic trends is reported unchanged.


    Albany Door Systems

      "Economic conditions continued to adversely affect sales of our high-performance doors. Compared to the third quarter of 2002, net sales increased 3.3 percent, but decreased 7.3 percent excluding the effect of changes in currency translation rates.

      "In the United States and Europe, weak economic conditions continued to affect capital spending for high-performance doors by our customers. However, our after-market and service businesses continued to grow.

      "The consolidations of our door manufacturing operation in North America and our sectional door businesses in Germany were completed during the quarter. These and other efficiency improvements and cost reductions, combined with the introduction of new products, should provide improved results in future quarters.


    Applied Technologies

      "Net sales in the Applied Technologies segment increased 20.2 percent compared to the third quarter of last year and increased 11.9 percent excluding the effect of changes in currency translation rates. Sales of tannery, textile, and filtration products for power generation applications, increased during the quarter as compared to the same period last year. In addition, the expansion of PrimaLoft(R) premium synthetic insulation into the European market should provide continued growth for this product.

      "With stronger sales and the benefit of cost reductions already in place, this segment has shown steady improvement."


    Looking Ahead

      Mr. Schmeler continued, "There is some reported industry optimism for improvement in the paper and paperboard markets in 2004. However, we have not seen any sustained improvement to date, and we are continuing with our plans to balance productive capacity with customer demand, improve efficiency, and reduce costs.

      "The restructuring efforts announced by the Company during the quarter will focus our North American and European manufacturing in fewer plants with modern equipment, which should result in improved efficiency, output, and product quality. As previously reported, we expect additional significant charges associated with the $30 million cost reduction initiative in the first half of 2004.

      "Customer demand for technologies that will positively impact their operations is driving our product development and application efforts. Product innovation efforts underway in several areas are expected to produce growth opportunities for our major markets. These activities will continue in each of our business segments.

      "The Asia/Pacific region remains the world's fastest growing market for paper and paperboard. We continue our focus on this market and recently reorganized our management structure to support our expanding operations in the region. This should position the Company to take advantage of the opportunities presented by the region's rapid growth.

      "The Company anticipates 2003 capital expenditures to total approximately $55 million for the full year, and currently expects a comparable level of capital expenditures during 2004. As we remove capacity and relocate production to centralized operations, short-term inventory increases are expected to ensure continuity of product supply to our customers.

      "Prospects for continued strong cash flows in 2004 remain good, particularly in the second half as we complete the $30 million cost reduction program. We are continuing to evaluate which alternative uses for cash would be most beneficial to our shareholders.

      "Delivering value remains the Company's highest priority and drives all our activities. We believe focusing on product and process innovation, coupled with the efforts of the entire Albany team to improve all our internal operations, will provide value to our customers and improve returns to our shareholders."

      The Company plans a live webcast to discuss third-quarter 2003 earnings today at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

      Albany International is the world's largest producer of paper machine clothing and high performance doors, with manufacturing plants in 15 countries and sales worldwide. Additional information about the Company's businesses and products is available at www.albint.com.


      This release contains certain items that may be considered to be non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they can provide additional useful information to investors regarding the registrant's financial condition, results of operations, and cash flows.

      The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period.

      Forward-looking statements in this release or in the webcast, including statements about future sales, earnings, cash flows, possible uses for cash, pricing, markets, cost reductions, new products and process improvements, paper industry consolidation and outlook, inventory and accounts receivable reduction, capital expenditures, refinancing, tax rates, and depreciation and amortization are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and are subject to various risks and uncertainties, including, but not limited to, economic conditions affecting the paper industry and other risks and uncertainties set forth in the Company's 2002 Annual Report to Shareholders and subsequent filings with the Securities and Exchange Commission.


                              ALBANY INTERNATIONAL CORP.
              CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                        (in thousands except per share data)

      Three Months Ended                                   Nine Months Ended
         September 30,                                        September 30,
       2003        2002                                      2003       2002

    $208,743    $205,153   Net sales                      $642,714   $600,876
     122,460     120,460   Cost of goods sold              372,440    349,292

      86,283      84,693   Gross profit                    270,274    251,584
                             Selling, technical, general
      60,716      57,792      and research expenses        186,774    177,287
                              Restructuring and other
      14,317           -       charges, net                 15,999          -

      11,250      26,901    Operating income                67,501     74,297
       3,910       4,537      Interest expense, net         11,316     13,173
      (2,115)        776       Other (income)/expense, net   1,232      4,507

       9,455      21,588    Income before income taxes      54,953     56,617
       2,809       7,556      Income taxes                  11,243     19,816

                            Income before associated
       6,646      14,032     companies                      43,710     36,801
                              Equity in earnings of
         (96)        145       associated companies           (191)       208

                            Income before cumulative effect
                             of change in accounting
       6,550      14,177     principle                      43,519     37,009

                            Cumulative effect of change
                             in accounting principle,
           -           -     net of taxes                        -     (5,837)

       6,550      14,177    Net income                      43,519     31,172

                            Retained earnings, beginning
     420,995     359,060     of period                     387,609    345,273
      (2,328)     (1,616)   Dividends declared              (5,911)    (4,824)
                            Retained earnings, end of
    $425,217    $371,621     period                       $425,217   $371,621


                            Earnings per share - basic:
                              Income before cumulative
                               effect of change in
       $0.20       $0.44       accounting principle          $1.33      $1.15
                              Cumulative effect of change
        0.00        0.00       in accounting principle        0.00      (0.18)
       $0.20       $0.44      Net income                     $1.33      $0.97

                            Earnings per share - diluted:
                              Income before cumulative
                               effect of change in
       $0.19       $0.43       accounting principle          $1.31      $1.14
                              Cumulative effect of change
        0.00        0.00       in accounting principle        0.00      (0.18)
       $0.19       $0.43      Net income                     $1.31      $0.96


                            Average number of shares used
                             in basic earnings per share
      33,064      32,306     computations                   32,705     32,045
                            Average number of shares used
                             in diluted earnings per share
      33,766      32,707     computations                   33,273     32,615

       $0.07       $0.05    Dividend per share               $0.18      $0.15



                           ALBANY INTERNATIONAL CORP.
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                 (unaudited)
                                                September 30,     December 31,
                                                     2003              2002

    ASSETS
      Cash and cash equivalents                    $63,505           $18,799
      Accounts receivable, net                     148,560           135,339
      Note receivable                               21,204            20,075
      Inventories:
        Finished goods                              90,860            90,766
        Work in process                             52,680            44,763
        Raw material and supplies                   32,937            28,534
                                                   176,477           164,063

      Deferred taxes                                34,477            43,439
      Prepaid expenses                               9,890             7,173
          Total current assets                     454,113           388,888

      Property, plant and equipment, net           345,631           346,073
      Investments in associated companies            5,046             4,849
      Intangibles                                   16,353            16,274
      Goodwill                                     149,589           137,146
      Deferred taxes                                66,520            65,574
      Other assets                                  54,309            52,717
          Total assets                          $1,091,561        $1,011,521

    LIABILITIES AND SHAREHOLDERS' EQUITY
      Notes and loans payable                       $6,051           $12,224
      Accounts payable                              33,793            39,624
      Accrued liabilities                          121,913           101,510
      Current maturities of long-term
       debt                                        201,042             1,914
      Income taxes payable and deferred             26,471            31,222
          Total current liabilities                389,270           186,494

      Long-term debt                                15,723           221,703
      Other noncurrent liabilities                 145,035           168,765
      Deferred taxes and other credits              34,235            33,961
          Total liabilities                        584,263           610,923

    Commitments and Contingencies                        -                 -

    SHAREHOLDERS' EQUITY
      Preferred stock, par value $5.00 per share;
       authorized 2,000,000 shares; none issued          -                 -
      Class A Common Stock, par value $.001 per
       share; authorized 100,000,000 shares;
       issued 32,253,837 in 2003 and 28,983,057
       in 2002                                          32                29
      Class B Common Stock, par value $.001 per
       share; authorized 25,000,000 shares;
       issued and outstanding 3,236,476 in 2003
       and 5,607,576 in 2002                             3                 6
      Additional paid in capital                   273,914           255,484
      Retained earnings                            425,217           387,609
      Accumulated items of other
       comprehensive income:
         Translation adjustments                   (99,874)         (147,400)
         Derivative valuation adjustment           (10,540)          (13,592)
         Pension liability adjustment              (35,962)          (35,962)

                                                   552,790           446,174
      Less treasury stock (Class A), at
       cost (2,190,139 shares in 2003
       and 2,193,793 shares in 2002)                45,492            45,576
          Total shareholders' equity               507,298           400,598
          Total liabilities and
           shareholders' equity                 $1,091,561        $1,011,521


                           ALBANY INTERNATIONAL CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)
                                 (in thousands)

                                                       Nine Months Ended
                                                          September 30,
                                                     2003              2002
    OPERATING ACTIVITIES
    Net income                                     $43,519           $31,172
    Adjustments to reconcile net income
     to net cash provided by operating
     activities:
       Equity in earnings of associated companies      191              (208)
       Depreciation                                 38,742            35,172
       Amortization                                  3,687             3,544
       Provision for deferred income
        taxes, other credits and long-term
        liabilities                                 (6,731)           (8,302)
       Provision for impairment of plants and
        equipment                                   12,143                 -
       Provision for impairment of goodwill              -             5,837
       Increase in cash surrender value of
        life insurance                              (1,082)             (821)
       Unrealized currency transaction gains        (4,255)             (866)
       Gain on disposition of assets                  (486)           (2,920)
       Shares contributed to ESOP                    4,451             3,680
       Tax benefit of options exercised              1,291             1,672
    Changes in operating assets and liabilities:
       Accounts receivable                           8,484             3,833
       Sale of accounts receivable                  (2,476)            7,770
       Note receivable                              (1,130)           (4,464)
       Inventories                                  (1,444)            5,832
       Prepaid expenses                             (2,717)           (4,348)
       Accounts payable                             (5,831)           (9,846)
       Accrued liabilities                          11,859            (3,135)
       Income taxes payable                         (4,751)            2,135
       Other, net                                   (1,392)            3,993
       Net cash provided by operating
        activities                                  92,072            69,730

    INVESTING ACTIVITIES
       Purchases of property, plant and
        equipment                                  (29,951)          (18,834)
       Purchased software                             (613)             (404)
       Proceeds from sale of assets                  4,336             4,645
       Premiums paid for life insurance
        policies                                    (1,118)           (1,159)
       Net cash used in investing activities       (27,346)          (15,752)

    FINANCING ACTIVITIES
       Proceeds from borrowings                     40,582            47,984
       Principal payments on debt                  (54,304)          (68,691)
       Dividends paid                               (5,367)           (4,776)
       Proceeds from options exercised              12,683            14,931
       Net cash used in financing activities        (6,406)          (10,552)

    Effect of exchange rate changes on
     cash flows                                    (13,614)            7,864

    Increase in cash and cash equivalents           44,706            51,290
    Cash and cash equivalents at beginning
     of year                                        18,799             6,153
    Cash and cash equivalents at end of period     $63,505           $57,443

SOURCE  Albany International Corp.
    -0-                             10/27/2003
      /CONTACT: Kenneth C. Pulver, Vice President-Corporate Communications, Albany International Corp., +1-518-445-2214/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.albint.com/
    (AIN)